Exhibit 99.1

February 27, 2002

Endocardial Solutions Sells Approximately $10 Million in Common Stock

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced the sale of approximately $10 million of common stock in a private placement to institutional investors through US Bancorp Piper Jaffray, as agent.  The closing of the sale is expected to occur today.

“We believe this financing will take us to profitability and allow us to complete three pivotal research and development projects over the next few years,” said Jim Bullock, President and Chief Executive Officer.  “These projects include the integration of digital images into the EnSite 3000® System, incorporate new methods to navigate conventional catheters, and fund the launch into the conventional recording system market,” stated Bullock.

“Clinical acceptance of the EnSite 3000® System continues to grow, thus our business model is becoming more predictable.  Our entire team is focused on making the EnSite 3000® System the standard of care in the diagnosis of cardiac arrhythmias,” concluded Bullock.

About Endocardial Solutions

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity. The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928

jbullock@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959

bgutzke@endocardial.com